Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 19, 2007	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended June 30, 2007, of $857,883, or $0.20 per share, as compared to $832,100 or $0.19 per share for the same period a year ago. For the six month period, earnings were $1,533,139 or $.35 per share compared to $1,498,042 or $.35 per share for the same period last year.

As of June 30, the Company reported assets of $334,305,933 with total loans, including loans held for sale, of $264,844,397 and deposits, including repurchase agreements of $293,553,612.

In commenting on the Company’s earnings performance, Chairman and CEO Richard White said that in 2006, the bank used some alternative funding sources to support its strong loan activity. As deposits grew in the fall, the bank used the deposits and maturing securities to pay back gradually the borrowings it had taken out.

“Loans were flat year over year but deposits were up $9.8 million,” White said. “We have seen a reduction in our securities portfolio, with the result that a higher percentage of our assets are in higher yielding loans. The reduction in short term borrowings has resulted in improved net interest income, and slightly higher net income from a smaller asset base,” White added.

The Company’s Board of Directors has declared a cash dividend of $0.17 per share, payable August 1, 2007 to shareholders of record as of July 15, 2007 and a 5% stock dividend payable August 15, 2007 to shareholders of record as of July 15, 2007.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.